Berry Petroleum Company News Contact: Berry Petroleum Company 5201 Truxtun Ave., Ste. 300 Bakersfield, CA 93309 1-661-616-3900
Contact: Todd Crabtree, Investor Relations

Shawn Canaday Promoted to Vice President of Berry Petroleum

Bakersfield, Calif. -- (BUSINESS WIRE) – June 26, 2008 -- Berry Petroleum Company (NYSE:BRY) ("Company") today announced that Shawn M. Canaday, 32, has been promoted to vice president and controller effective immediately.  Mr. Canaday will remain interim chief financial officer until such time as Mr. David D. Wolf assumes the roles of executive vice president and chief financial officer.  Upon Mr. Wolf’s joining the Company, Mr. Canaday will report to Mr. Wolf.

In announcing the promotion Mr. Robert F. Heinemann, president and chief executive officer, said, "Shawn has been a vital part of Berry's growth and success since joining the Company five years ago. His appointment to the role of vice president as well as his continued duties as controller is a reflection of his leadership ability and the increased responsibilities Shawn has undertaken.  These responsibilities will continue to expand as the Company grows."

About Berry Petroleum Company
Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company.

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